Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257989
PROSPECTUS
Luminar Technologies, Inc.
Up to 941,940 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders (which term as used in this prospectus, includes their respective transferees, pledgees, distributees, donees, and successors-in-interest) named herein of up to 941,940 shares of our Class A common stock, par value $0.0001 per share (the "Class A common stock"), which consist of (i) 450,000 shares of Class A common stock issued in a private placement in connection with the closing of our acquisition of a certain engineering company pursuant to a Stock Purchase Agreement, dated as of July 9, 2021 by and among us, a certain engineering company, the stockholders of such company and a certain individual, solely in his capacity as the Seller Representative (the "Stock Purchase Agreement,"), (ii) up to 200,000 shares of Class A common stock that may be issued to the stockholders of such engineering company in a private placement contingent upon satisfaction of certain milestones pursuant to the Stock Purchase Agreement, and (iii) 291,940 shares of Class A common stock issued in a private placement to pursuant to a certain engineering and manufacturing services arrangement.
The selling stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A common stock. See “Plan of Distribution” beginning on page 15 of this prospectus.
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “LAZR”. On March 7, 2022, the last reported sales price of our Class A common stock was $12.90 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 8, 2022.

TABLE OF CONTENTS
Prospectus
You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information from other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8–K):
•our Annual Report on Form 10–K for the year ended December 31, 2021, filed with the SEC on March 1, 2022;
•the description of our Class A common stock in our registration statement on Form 8–A filed with the SEC on January 31, 2019, including any amendments thereto or reports filed for the purpose of updating such description; and
•All documents filed by Luminar under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed (excluding, however, information we furnish to the SEC) (i) by us after the date of the initial registration statement and prior to its effectiveness and (ii) by us after the date of this prospectus and prior to the termination of any offering under this registration statement.
Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.
Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:
Luminar Technologies, Inc.
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
Telephone: (407) 900–5259
You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at luminartech.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus.
Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, estimates and information concerning our industry, our business, and the market for our products and solutions, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking statements” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports. Certain information that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus concerning our industry and the markets served by us, including our market share, is also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.
Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “Luminar”, “we”, “us”, “our”, the “company” or similar references refer to Luminar Technologies, Inc. and its subsidiaries.
Luminar, the Luminar logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Luminar. Solely for convenience, our trademarks, tradenames and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

CERTAIN DEFINED TERMS
Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:
“Assumed Warrants” means the resulting warrants from the automatic conversion at the effective time of the First Merger of each Legacy Luminar warrant outstanding and unexercised at the effective time of the First Merger into a warrant to acquire an adjusted number of shares of Class A common stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to such Legacy Luminar warrant immediately prior to the effective time of the First Merger, including applicable vesting conditions.
“Board” or “Board of Directors” means our board of directors.
“Business Combination” means the transactions set forth in the Merger Agreement.
“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.
“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company.
“Closing Shares” means up to 450,000 shares of Class A common stock that were issued to stockholders of Optogration, Inc. pursuant to the Stock Purchase Agreement in a private placement in connection with the closing of our acquisition of Optogration, Inc.
“Contingent Shares” means up to 200,000 shares of Class A common stock that may be issued to stockholders of Optogration, Inc. in a private placement contingent upon satisfaction of certain milestones pursuant to the Stock Purchase Agreement,
“Earn-Out Shares” means additional shares of Class A or Class B common stock, as applicable, that may be issued as additional consideration in the Business Combination to the stockholders of Legacy Luminar as of the Closing, in an aggregate amount of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Options and Assumed Warrants, in each case, as of the Closing.
“Engineering and Manufacturing Services Arrangement” means that certain engineering and manufacturing services arrangement entered into pursuant to an agreement dated June 9, 2021 by and between us and P3 USA, Inc.
“Engineering and Manufacturing Shares” means up to 291,940 shares of Class A common stock that will be issued in a private placement pursuant to the Engineering and Manufacturing Services Arrangement.
“Legacy Luminar” means Luminar Technologies, Inc., a Delaware corporation, prior to the Business Combination.
“Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Dawn Merger Sub I, Inc., a Delaware corporation, Dawn Merger Sub II, LLC, a Delaware limited liability company, and Legacy Luminar, dated as of August 24, 2020.
“Private Warrants” refers to those certain warrants to purchase up to 6,666,666 shares of Class A common stock originally issued in a private placement to the Sponsor in connection with the initial public offering of Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) at an exercise price of $11.50 per share of Class A common stock and subsequently distributed to certain equityholders of the Sponsor.
“Public Warrants” refers to those certain warrants to purchase up to 13,333,309 shares of Class A common stock originally issued in connection with the initial public offering of Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) at an exercise price of $11.50 per share of Class A common stock, all of which have been redeemed.

"Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of July 9, 2021 by and among us and the stockholders of Optogration, Inc.
“Sponsor” means Gores Metropoulos Sponsor, LLC, a Delaware limited liability company.
"Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of July 9, 2021 by and among us, Optogration, Inc., the stockholders of Optogration, Inc. and William D. Waters, solely in his capacity as the Seller Representative.
“Warrant Agreement” means that certain Warrant Agreement, as amended, by and between Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) and American Stock Transfer & Trust Company, LLC, as warrant agent, dated as of January 31, 2019 and amended as of January 11, 2022.

GLOSSARY OF CERTAIN TECHNICAL TERMS
The following is a glossary of technical terms used in this prospectus:
ADAS–Advanced driver-assistance systems.
Autonomous driving-There are five levels of autonomous driving systems (in addition to no automation):
•Level 1 (Driver Assistance): Vehicle is controlled by the driver, but some driving assistance features may be included.
•Level 2 (Partial Automation): Vehicle has combined automated functions like acceleration and steering, but the driver must remain fully engaged and monitor the driving environment at all times.
•Level 3 (Conditional Automation): Driver is necessary, but is not required to monitor the environment. The driver must be ready to take control of the vehicle at all times with notice.
•Level 4 (High Automation): The vehicle is capable of performing all driving functions under certain conditions. The driver may have the option to control the vehicle.
•Level 5 (Full Automation): The vehicle is capable of performing all driving functions under all conditions. The driver may have the option to control the vehicle.
Lidar–LiDAR or lidar is an acronym for “Light Detection And Ranging.” It is a remote sensing method that uses light to measure the distance, or range of objects from the lidar sensor. Lidar for automotive can be one-dimensional (single point), two-dimensional (horizontal cross-section) or three-dimensional (full three-dimensional maps of the scene including the full shape of objects and their surface characteristics). Luminar’s lidar is 3D and uses 1550nm wavelength (“color”) light to measure the time it takes for pulses to reach objects and bounce back in order to determine each pixel’s range. A scanner moves this range-finder throughout the scene to assemble a 3D scene called a point-cloud.
Range–The distance from the sensor at which the sensor can detect an object. Usually a range retirement is defined as a dark test target to ensure level comparison.
Resolution–The angular point density a sensor can capture which helps determine how well a sensor can detect and differentiate objects. Luminar commonly uses points per square degree as a single metric.
Scanner–Moves the range-finding system’s light-beams throughout the scene in order to create a 3D point-cloud.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding product plans, future growth, market opportunities, strategic initiatives, industry positioning, customer acquisition and retention, revenue growth and anticipated impacts on our business of the ongoing COVID-19 pandemic and related public health measures. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, our history of losses and our expectation that we will continue to incur significant expenses, including substantial R&D costs, and continuing losses for the foreseeable future as well as our limited operating history which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter; our strategic initiatives which may prove more costly than we currently anticipate and potential failure to increase our revenue to offset these initiatives;
•whether our lidar products are selected for inclusion in autonomous driving or ADAS systems by automotive OEMs or their suppliers, and whether we will be de-selected by any customers;
•the lengthy period of time from a major commercial win to implementation and the risks of cancellation or postponement of the contract or unsuccessful implementation;
•potential inaccuracies in our forward-looking estimates of certain metrics and our future cost of goods sold (COGS) and bill of materials (BOM) and total addressable market;
•the discontinuation, lack of success of our customers in developing and commercializing products using our solutions or loss of business with respect to a particular vehicle model or technology package and whether end automotive consumers will demand and be willing to pay for such features;
•our inability to reduce and control the cost of the inputs on which we rely, which could negatively impact the adoption of our products and our profitability;
•the effect of continued pricing pressures, competition from other lidar manufacturers, automotive original equipment manufacturers (“OEMs”) cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs which may result in lower than anticipated margins, or losses, which may adversely affect our business;
•general economic uncertainty and the effect of general economic conditions on our industry in particular, including the level of demand and financial performance of the autonomous vehicle industry and market adoption of lidar as well as developments in alternative technology and the increasingly competitive environment in which we operate;
•our ability to manage our growth and expand our business operations effectively, including into international markets, such as China, which exposes us to operational, financial and regulatory risks;

•adverse impacts due to limited availability and quality of materials, supplies, and capital equipment, or dependency on third-party service providers whether we will be able to successfully transition our engineering designs into high volume manufacturing, including our ability to transition to an outsourced manufacturing business model and whether we and our outsourcing partners and suppliers can successfully operate complex machinery;
•whether we can successfully select, execute or integrate our acquisitions; whether the complexity of our products results in undetected defects and reliability issues which could reduce market adoption of our new products, limit our ability to manufacture, damage our reputation and expose us to product liability, warranty and other claims; our ability to maintain and adequately manage our inventory;
•our ability to remediate the material weakness in our internal controls over financial reporting;
•our ability to protect and enforce our intellectual property rights;
•changes in personnel and availability of qualified personnel and dependence on Austin Russell, our Founder, President and Chief Executive Officer;
•the amount and timing of future sales and whether the average selling prices of our products could decrease rapidly over the life of the product as well as our dependence on a few key customers, who are often large corporations with substantial negotiating power;
•the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Luminar’s business;
•interruption or failure of our information technology and communications systems and cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our lidar solutions; and
•those other factors discussed in the section entitled “Risk Factors” in this prospectus.
These forward-looking statements reflect the views or our management regarding current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our SEC filings incorporated herein or in any prospectus supplement by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus, in any prospectus supplement or in any document incorporated herein or therein by reference speaks only as of the respective date thereof. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in the prospectus and the information incorporated by reference, before making an investment decision.
The Company
Our vision is to make autonomous transportation safe and ubiquitous. As a global leader in lidar autonomous driving technology, we are enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks.
Founded in 2012 by President and Chief Executive Officer Austin Russell, we built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, we have created what we believe is a lidar sensor that meets the demanding performance, safety, and cost requirements for Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology, while also enabling Level 0 through Level 2 Advanced Driving Assistance Systems (“ADAS”) with our Proactive Safety solution. Integrating this advanced hardware with our custom developed software stack enables a turn-key autonomous solution to accelerate widespread adoption across automakers at series production scale.
Our lidar hardware and software products help set the standard for safety in the industry, and are designed to enable accurate and reliable detections of some of the most challenging “edge cases” that autonomous vehicles can encounter on a regular basis. This is achieved by advancing existing lidar range and resolution to new levels, ensuring hard-to-see objects like a tire on the road ahead or a child that runs into the street are not missed, as well as our software to interpret the data and inform autonomous and assisted driving decisions.
Corporate Information
We were incorporated in the State of Delaware in August 2018 as a special purpose acquisition company under the name Gores Metropoulos, Inc. On February 5, 2019, we completed our initial public offering. On December 2, 2020, we consummated the Business Combination with Legacy Luminar, which was incorporated in Delaware on March 31, 2015. In connection with the consummation of the Business Combination, we changed our name from Gores Metropoulos, Inc. to Luminar Technologies, Inc.
Our principal executive offices are located at 2603 Discovery Drive, Suite 100, Orlando, Florida 32826. Our telephone number is (407) 900–5259. Our website address is www.luminartech.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

Class A common stock offered by the selling stockholders	Up to 941,940 shares of Class A common stock, which consist of: •450,000 Closing Shares •up to 200,000 Contingent Shares; and •291,940 Engineering and Manufacturing Shares

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock or Private Warrants other than proceeds from the exercise of the Private warrants, assuming the exercise in full of all of the Private Warrants for cash. We expect to use the net proceeds from the exercise of the Private Warrants for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Stock Market Symbol	“LAZR”
Description of the Stock Purchase Agreement
On July 9, 2021, we entered into the Stock Purchase Agreement whereby we agreed to issue to stockholders of Optogration, Inc. shares of our Class A common stock in consideration for the purchase by us of all outstanding shares of capital stock of Optogration, Inc. Pursuant to the Stock Purchase Agreement, we issued 450,000 Closing Shares in a private placement upon the closing of the consummation of the transactions contemplated by the Stock Purchase Agreement. In addition, we may issue up to 200,000 Contingent Shares to the stockholders of Optogration, Inc. in a private placement contingent upon satisfaction of certain milestones pursuant to the Stock Purchase Agreement. An additional number of shares of Class A common stock may be issued pursuant to the Stock Purchase Agreement subject to satisfaction of time-based and performance-based milestones, which shares are not offered hereby. In connection with the transactions contemplated by the Stock Purchase Agreement, we also entered into a Registration Rights Agreement with the stockholders of Optogration, Inc. where we agreed to provide certain registration rights with respect to the Closing Shares and Contingent Shares. We filed the registration statement, of which this prospectus forms a part, to fulfill our contractual obligations under the Registration Rights Agreement to provide for the resale by the selling stockholders of the Closing Shares and Contingent Shares offered hereby.
Description of the Engineering and Manufacturing Arrangement
On June 9, 2021, we entered into a Engineering and Manufacturing Arrangement with P3 USA, Inc. whereby we agreed to issue up to 291,940 Engineering and Manufacturing Shares in a private placement to P3 USA, Inc. The Engineering and Manufacturing Shares have been issued to P3 USA, Inc. in monthly installments, as a result of P3 USA, Inc. providing services to us pursuant to the Engineering and Manufacturing Arrangement. We retained P3 to provide manufacturing, engineering and other relevant consulting services to us as we prepare for our initial series production launch next year. We filed the registration statement, of which this prospectus forms a part, to provide for the resale by the selling stockholders of the Engineering and Manufacturing Shares offered hereby.

RISK FACTOR SUMMARY
Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors” in this prospectus and any applicable prospectus supplement, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors” in this prospectus and any applicable prospectus supplement, alone or in combination with other events or circumstances, may harm our business. Such risks include, but are not limited to, the following:
•our history of losses and our expectation that we will continue to incur significant expenses, including substantial R&D costs, and continuing losses for the foreseeable future as well as our limited operating history which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter;
•our strategic initiatives which may prove more costly than we currently anticipate and potential failure to increase our revenue to offset these initiatives;
•whether our lidar products are selected for inclusion in autonomous driving or ADAS systems by automotive OEMs or their suppliers, and whether we will be de-selected by any customers;
•the lengthy period of time from a major commercial win to implementation and the risks of cancellation or postponement of the contract or unsuccessful implementation;
•potential inaccuracies in our forward looking estimates of certain metrics and our future cost of goods sold (COGS) and bill of materials (BOM) and total addressable market;
•the discontinuation, lack of success of our customers in developing and commercializing products using our solutions or loss of business with respect to a particular vehicle model or technology package and whether end automotive consumers will demand and be willing to pay for such features;
•our inability to reduce and control the cost of the inputs on which we rely, which could negatively impact the adoption of our products and our profitability;
•the effect of continued pricing pressures, competition from other lidar manufacturers, automotive original equipment manufacturers (“OEMs”) cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs which may result in lower than anticipated margins, or losses, which may adversely affect our business;
•general economic uncertainty and the effect of general economic conditions on our industry in particular, including the level of demand and financial performance of the autonomous vehicle industry and market adoption of lidar as well as developments in alternative technology and the increasingly competitive environment in which we operate;
•our ability to manage our growth and expand our business operations effectively, including into international markets, such as China, which exposes us to operational, financial and regulatory risks;
•adverse impacts due to limited availability and quality of materials, supplies, and capital equipment, or dependency on third-party service providers;
•whether we will be able to successfully transition our engineering designs into high volume manufacturing, including our ability to transition to an outsourced manufacturing business model and whether we and our outsourcing partners and suppliers can successfully operate complex machinery;
•whether we can successfully select, execute or integrate our acquisitions;

•whether the complexity of our products results in undetected defects and reliability issues which could reduce market adoption of our new products, limit our ability to manufacture, damage our reputation and expose us to product liability, warranty and other claims;
•our ability to maintain and adequately manage our inventory;
•our ability to remediate the material weakness in our internal controls over financial reporting;
•our ability to protect and enforce our intellectual property rights;
•changes in personnel and availability of qualified personnel and dependence on Austin Russell, our Founder, President and Chief Executive Officer;
•the amount and timing of future sales and whether the average selling prices of our products could decrease rapidly over the life of the product as well as our dependence on a few key customers, who are often large corporations with substantial negotiating power;
•the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Luminar’s business;
•interruption or failure of our information technology and communications systems and cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our lidar solutions;
•strict government regulation that is subject to amendment, repeal or new interpretation and our ability to comply with modified or new laws and regulations applying to our business;
•whether the concentration of our stock ownership and voting power limits the ability of our stockholders to influence corporate matters; and
•risks related to our indebtedness.

RISK FACTORS
Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should consider carefully the risks and uncertainties set forth under the heading “Risk Factors” in any applicable prospectus supplement and any related free writing prospectus, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments thereto, which are incorporated by reference into this prospectus and any applicable prospectus supplement in their entirety, together with other information in this prospectus and any applicable prospectus supplement, the documents incorporated by reference herein and therein, and any related free writing prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

USE OF PROCEEDS
All of the securities offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS
We have prepared this prospectus to allow the selling stockholders to offer and sell from time to time up to 941,940 shares of our Class A common stock for their own account. Such shares consist of 450,000 Closing Shares, up to 200,000 Contingent Shares and 291,940 Engineering and Manufacturing Shares.
We are registering the offer and sale of the Closing Shares and Contingent Shares beneficially owned by the selling stockholders to satisfy certain registration obligations in connection with the acquisition of Optogration, Inc. Pursuant to the Registration Rights Agreement, we have agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (a) such time as all the Closing Shares and Contingent Shares have been disposed of pursuant to and in accordance with the registration statement, (b) such time as such Closing Shares and Contingent Shares are eligible to be sold pursuant to Rule 144 under the Securities Act without any limitation as to volume of sales, and without the selling stockholder needing to comply with any method of sale requirements or notice requirements under Rule 144, or (c) such time as such Closing Shares and Contingent Shares will cease to be outstanding following their issuance.
The following table sets forth (i) the name of each selling stockholder, (ii) the number of shares beneficially owned by each of the respective selling stockholders, including the shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any stock options, restricted stock units or other rights (including the issuance of Contingent Shares, which shares are potentially issuable within 60 days of June 30, 2021), (iii) the number of shares that may be offered under this prospectus supplement, and (iv) the number of shares of our common stock beneficially owned by the selling stockholders assuming all of the shares covered hereby are sold. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholders regarding the sale or other disposition of any shares. To our knowledge, none of the selling stockholders listed in the table below has, or during the three years prior to the date of this prospectus supplement has had, any position, office, or other material relationships with us or any of our affiliates.
The information set forth in the table below is based upon information obtained from the selling stockholders. Beneficial ownership of the selling stockholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned prior to, and after, the offering is based on 250,812,764 shares of Class A common stock outstanding and 97,088,670 shares of Class B common stock outstanding as of December 31, 2021. None of the selling stockholders held any Class B common stock prior to, and after, the offering.
As used in this prospectus supplement, the term “selling stockholder” includes the selling stockholder listed in the table below and any of their transferees, pledgees, distributees, donees and successors.

	Class A Common Stock Beneficially Owned Prior to the Offering			Number Registered for Sale Hereby	Class A Common Stock Beneficially Owned After the Offering
Name	Number	Percentage	Voting Power**		Number	Percentage	Voting Power**
Optogration, Inc. Stockholders	654,000	*	*	650,000	4,000	*	*
P3 USA, Inc.	291,940	*	*	291,940	—	—	—
________________
*Less than 1%.
**     Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Each share of Class B common stock is entitled to ten votes per share and each share of Class A common stock is entitled to one vote per share. For more information about the voting rights of Common Stock, see the section below titled “Description of Securities.”
(1)Consists of selling stockholders not otherwise listed in this table whom collectively own less than 1% of our Class A common stock, and includes an aggregate of (i) 450,000 Closing Shares and (ii) 200,000 Contingent Shares.
(2)Consists of 291,940 Engineering and Manufacturing Shares.

DESCRIPTION OF SECURITIES
The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Amended and Restated Registration Rights Agreement, copies of which have been publicly filed with the SEC. We urge you to read each of the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Amended and Restated Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
Authorized and Outstanding Stock
Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, our authorized capital stock consists of:
•715,000,000 shares of Class A common stock, $0.0001 par value per share;
•121,000,000 shares of Class B common stock, $0.0001 par value per share;
•0 shares of Class F common stock, $0.0001 par value per share (“Class F Stock”); and
•10,000,000 shares of undesignated Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
As of December 31, 2021, the Company had 250,812,764 and 97,088,670 shares of Class A and Class B common stock issued and outstanding, respectively.
Common Stock
Voting Power
Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend the Second Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend the Second Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in the paragraph that immediately follows this paragraph and further described in the Second Amended and Restated Certificate of Incorporation. Once converted into Class A common stock, the Class B common stock will not be reissued.
A transfer of Class B common stock will not trigger an automatic conversion of such stock to Class A common stock if it is a permitted transfer. A permitted transfer is a transfer by certain holders of Class B common stock to any of the persons or entities listed in clauses “(i)” through “(v)” below, each referred to herein as a Permitted Transferee, and from any such Permitted Transferee back to such holder of Class B common stock and/or any other Permitted Transferee established by or for such holder of Class B common stock: (i) to a trust for the benefit of the holder of Class B common stock and over which such holder of Class B common stock retains sole dispositive power and voting control, provided the holder of Class B common stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (ii) to a trust for the benefit of persons other than the holder of Class B common stock so long as the holder of Class B common stock retains sole dispositive power and voting control, provided the holder of Class B common stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (iii) to a trust under the terms of which such holder of Class B common stock has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the U.S. Tax Code, and/or a reversionary interest so long as the holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such trust; (iv) to an Individual Retirement Account, as defined in Section 408(a) of the U.S. Tax Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which such holder of Class B common stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the U.S. Tax Code, so long as such holder of Class B common stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held in such account, plan, or trust; or (v) to a corporation, partnership, or limited liability company in which such holder of Class B common stock directly, or indirectly, retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such corporation, partnership, or limited liability company.
Each share of Class B common stock will convert automatically, without further action by the Company or the holder thereof, into one fully paid and nonassessable share of Class A common stock, upon: (a) the receipt by the Company of a written request for such conversion from the holders of a majority of the Class B common stock then outstanding, or, if later, the effective date for conversion specified in such request or (b) the occurrence of a transfer, other than a permitted transfer, of such share of Class B common stock.
Each outstanding share of Class B common stock held by a natural person or their Permitted Transferee will convert automatically into one share of Class A common stock upon the death or permanent disability of such holder.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.
No Preemptive or Similar Rights
Class A common stock and Class B common stock will not be entitled to preemptive rights, and are not subject to conversion (except as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If the Company becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to the stockholders would be distributable ratably among the holders of Class A common stock and Class B common stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Fully Paid and Non-Assessable
All of the outstanding shares of Class A common stock and Class B common stock will be fully paid and non-assessable.
Preferred Stock
The Board is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Board can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock and Class B common stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the market price of Class A common stock and the voting and other rights of the holders of Class A common stock and Class B common stock. There are no current plans to issue any shares of Preferred Stock.
Warrants
As of December 31, 2021, there were no Public Warrants outstanding and 3,077,021 Private Warrants outstanding.
Public Warrants
Public Warrants to purchase 13,333,309 shares of Class A common stock were originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A common stock. On February 3, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, the Company had no Public Warrants outstanding as of December 31, 2021. The Company received $151.0 million in cash proceeds from the exercise of the Public Warrants.
Private Warrants
The Private Warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the public units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the public units sold in the IPO.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Private Warrants, multiplied by the difference between the exercise price of the Private Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Anti-Takeover Provisions
Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws contain provisions that could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with Board. We believe that the benefits of the increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions
The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Company’s management team, including the following:
•Dual Class Common Stock. The Second Amended and Restated Certificate of Incorporation provides for a dual class common stock structure pursuant to which holders of Class B common stock will have the ability to control the outcome of matters requiring stockholder approval (even if they own significantly less than a majority of the shares of outstanding Class A common stock), including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over those matters.

•Board of Directors Vacancies. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only the Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board is permitted to be set only by a resolution adopted by a majority vote of the Whole Board (as defined in the Second Amended and Restated Certificate of Incorporation). These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board but promotes continuity of management.
•Classified Board. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•Directors Removed Only for Cause. The Second Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause.
•Supermajority Requirements for Amendments of The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Second Amended and Restated Certificate of Incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock will be required to amend certain provisions of the Second Amended and Restated Certificate of Incorporation, including provisions relating to the classified Board, the size of the Board, removal of directors, special meetings, actions by written consent, and designation of Preferred Stock. In addition, the affirmative vote of holders of 75% of the voting power of each of the then-outstanding Class A common stock and Class B common stock, voting separately by class, is required to amend the provisions of the Second Amended and Restated Certificate of Incorporation relating to the terms of the Class B common stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock is required to amend or repeal the Amended and Restated Bylaws, although the Amended and Restated Bylaws may be amended by a simple majority vote of the Board.
•Stockholder Action; Special Meeting of Stockholders. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that special meetings of stockholders may be called only by a majority of the Whole Board, the chairman of the Board, or the chief executive officer, thus prohibiting a stockholder from calling a special meeting. The Second Amended and Restated Certificate of Incorporation provides that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock are not able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The

Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. The Board will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock will enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.
•Choice of Forum. The Second Amended and Restated Certificate of Incorporation provides that the Chancery Court (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on behalf of the Company; (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (3) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; (4) any action or proceeding to interpret, apply, enforce or determine the validity of the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (including any right, obligation or remedy thereunder); (5) any action or proceeding as to which the DGCL confers jurisdiction to the Chancery Court; and (6) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Second Amended and Restated Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Second Amended and Restated Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Amended and Restated Registration Rights
Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any (i) outstanding share of Class A common stock or any Private Warrants, (ii) shares of Class A common stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A common stock issued or issuable upon the conversion of the Class F Stock or the Class B common stock and upon exercise of the Private Warrants), and (iii) shares of Class A common stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, is entitled to registration rights.

We also agreed pursuant to the Warrant Agreement to file a registration statement covering the shares of Class A common stock issuable upon exercise of the Private Warrants.
Limitation of Liability and Indemnification
The Amended and Restated Bylaws provide that the Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Second Amended and Restated Certificate of Incorporation from limiting the liability of the Company’s directors for the following:
•any breach of the director’s duty of loyalty to the Company or to its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Second Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Amended and Restated Bylaws, the Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.
In addition to the indemnification required in the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company has entered into an indemnification agreement with each member of the Board and each of its officers. These agreements provide for the indemnification of the Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Listing of Securities
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “LAZR”. The Public Warrants are no longer listed on the Nasdaq Global Select Market.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION
The selling stockholders may offer and sell, from time to time, their respective shares of Class A common stock covered by this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares or warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•distribution to employees, members, partners or stockholders of the selling stockholders;
•in privately negotiated transactions; and
•through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.
The selling stockholders may also sell all or any shares in open market transactions under Rule 144 under the Securities Act or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
The selling stockholders have informed us that, except as set forth below, none of them have any agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock. If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, to the extent required, our Class A common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus..
A selling stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A common stock pursuant to the distribution through a registration statement.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the selling stockholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.
There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part. We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from written information furnished to us by the selling stockholders specifically for use in this prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A common stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”), and that acquire our Class A common stock for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:
•an individual who is a United States citizen or resident of the United States;
•a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;
•an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.
A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock will generally equal the U.S. Holder’s acquisition cost for such Class A common stock (or, in the case of Class A common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A common stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A common stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders-Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock
A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, unless:
•the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A common stock and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-

U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Orrick, Herrington & Sutcliffe LLP. Certain attorneys with Orrick, Herrington & Sutcliffe LLP and certain funds affiliated with the firm own and/or have an indirect interest in shares of Class A common stock, which represent less than 1% of our Common Stock. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of Luminar Technologies, Inc. incorporated by reference in this prospectus, and the effectiveness of Luminar Technologies, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of Luminar Technologies, Inc.’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its securities, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.luminartech.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.